Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

TRX ACQUIRES TRAVEL ANALYTICS, INC.

Expands Data Integration Offering to Include Corporate Travel Spend Analytics

ATLANTA, 02 August 2006 — TRX, Inc. (NASDAQ: TRXI), a leading, independent provider of transaction processing and data integration services to the global travel industry, today announced that it has completed the acquisition of Travel Analytics, Inc., a leader in corporate travel data reporting and analytics, providing procurement and spend management services to corporations around the world.

Travel Analytics offers deep category expertise and unbiased support to corporations that wish to actively manage travel procurement and spend analysis. Using innovative technologies to power its travel analytics services, the company helps travel and procurement managers make smart decisions about their suppliers and travel policies, with a focus on achieving practical savings. Specifically, Travel Analytics helps corporations:

•	Negotiate better travel supplier contacts

•	Identify, quantify, capture, and track savings

•	Reduce contract risks and protect contracted savings

•	Improve travel policies and practices

•	Leverage the time and skills of travel and procurement managers

“Our entire team is very excited to join TRX,” said Scott Gillespie, Travel Analytics President and CEO. “This opportunity allows us to expand our offering and take advantage of TRX’s technology development talent and deep understanding of travel data and agency operations. Success in managing travel programs requires fast, accurate, and unbiased access to, and analysis of, complex data. By joining with TRX, we have greatly accelerated our ability to provide superior analytics to the corporate travel category.”

“We are very pleased to bring Travel Analytics into TRX,” said TRX President & CEO Trip Davis. “We see attractive growth opportunities in the global corporate travel marketplace. When you consider the increasing complexity of spend data resulting from new GDS deals, changing agency fees, and supplier direct sales, we play a pivotal role in both ticket processing and data analysis. We are the leader in consolidating and reporting data from payment providers, travel agencies, and travel suppliers. Travel Analytics is a direct, strategic win for us to augment the technology and talent in our data integration offerings for corporate travel clients.”

Travel Analytics has applied its proprietary technologies to the analysis of more than $20 billion of global travel spend.

Concluded Davis, “Scott and his team have an excellent reputation for delivering high-quality results and objectivity in working with many of the world’s largest and most complex travel programs. They will help us in our efforts to address a broader client base and add value in those relationships. This is a strong match that will benefit our existing clients and appeal to a deep pool of prospective clients.”

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Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our current beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, failure to achieve the operational synergies from the transaction, the loss of key clients, volatility in the number of transactions we service, failure or interruptions of our software, hardware and other systems, industry declines, competitive pressures and the risk factors detailed from time to time in TRX’s periodic reports and registration statements filed with the Securities and Exchange Commission, including TRX’s Annual Report on Form 10-K for the year ended December 31, 2005.

Forward-looking statements are predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. TRX, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

About TRX

TRX is a leading, independent provider of transaction processing and data integration services to the global travel industry. TRX provides five hosted technology and service offerings: RESX (Online Booking), SELEX (Agent Technology), CORREX (Automated Processing), TRANXACT (Settlement & Exceptions), and DATATRAX (Data Integration). TRX provides each of these solutions independently or as a comprehensive, integrated end-to-end processing suite for travel agencies, travel suppliers, large corporations, credit card issuers, and expense management companies. TRX is headquartered in Atlanta, Georgia with operations and associates in North America, Europe, and Asia.

About Travel Analytics

Travel Analytics, Inc. was formed in 1999 by founder Scott Gillespie. Travel Analytics has developed several proprietary analytical tools, including TANGO® for airline sourcing, BRAVO® for airline contract management, and SIERRA™ a travel savings predictor. Travel Analytics’ clients include: Booz Allen, A.T. Kearney, Deloitte, Ernst & Young, ExxonMobil, Hewlett-Packard, IBM, Lockheed Martin, Novartis, PricewaterhouseCoopers, and WPP. Revenues in fiscal 2005 were approximately $1.2 million.

Investor Contacts:	Lindsey Sykes
Chief Financial Officer
(404) 929-6154

Media Contacts:	Kira Perdue
(404) 214-0722, extension 101

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